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                                                            EXHIBIT NO. 99.7(b)

                          AMENDMENT OF THE AGREEMENTS
                     SET FORTH ON EXHIBIT A ATTACHED HERETO

Each of the registered investment companies (each, a Fund or, collectively, the Funds) that is party to any of the agreements set forth on Exhibit A hereto, as such agreements may be amended from time to time (each, an Agreement or, collectively, the Agreements), and JPMorgan Chase Bank, National Association ( JPMorgan or Recipient ) hereby agree, effective as of December 31, 2004, that each Agreement shall be amended to include the following Confidentiality
Provision:

         Confidentiality; Survival of Obligation. Each party hereto agrees that it shall treat confidentially the terms and conditions of the Agreements where the same are not disclosed pursuant to regulatory obligation. Recipient agrees that it shall treat confidentially information relating to portfolio holdings and related information of any client account of Massachusetts Financial Services Company ( MFS ), its subsidiaries and its affiliated companies ( collectively MFS Affiliates ), including without limitation portfolio holdings and related information with respect to any investment company, wrap account, separate account or composite account managed, advised or sub-advised by MFS Affiliates that is obtained, received or acquired by Recipient while on MFS Affiliates premises or obtained, received or acquired by Recipient by or through MFS or an MFS Affiliate ( Confidential Information ). Recipient agrees that it will use the Confidential Information exclusively in connection with its provision of services for MFS as set forth herein and not for any other purpose unless agreed to in writing by MFS, and the Confidential Information shall be available or made known only to those employees of Recipient that (i) have been made aware of the obligations of confidentiality set forth herein; and (ii) have a need to know the information in connection with the performance of their duties and responsibilities as set forth herein; it being understood that disclosure of Confidential Information by Recipient to third parties may be required in connection with the performance of services by Recipient (including, but not limited to, disclosure to Depositories, Subcustodians, and Securities Borrowers). (Recipient confirms that disclosures to: (a) Depositories and Subcustodians would not, in the normal course in the large majority of markets, reveal that a particular position held by Recipient with such entities was being held on behalf of MFS; and (b) Borrowers of the identity of the lender of specific Securities would not normally be made unless requested by the Borrower, but it is understood and agreed that, in connection with the lender disclosure project that is being developed by the securities lending industry at the behest of the Securities and Exchange Commission, disclosures would routinely be made at the inception of a loan (but not before) once that project has been implemented. Without limiting the foregoing, Recipient shall not use the Confidential Information in any internal or external product or other service that is used or provided by Recipient (unless the recipient of the Information would not be able to identify the Information as being attributable to MFS); provided that, Confidential Information may be so used with respect to any internal or external product or service that is used or provided by Recipient solely to provide the services as set forth herein. In no event shall Recipient or any of its affiliates to whom the Confidential Information has been disclosed pursuant to this Confidentiality Provision, trade in any securities based upon the Confidential Information. Recipient acknowledges that it has a Code of Conduct in place applicable to its employees that addresses the confidentiality of customer information generally, and securities trading in particular. The foregoing shall not be applicable to any information that is: (a) publicly available when provided or thereafter becomes publicly available other than through a breach of an Agreement, (b) independently derived by Recipient without the use of any Confidential Information provided by the other party hereto in connection with an Agreement, (d) obtained by the Recipient from a third party, said party not being known to the Recipient to be under any obligation of confidentiality to the Funds with respect to such information, (e) disclosed in connection with the exercise of any remedies under an Agreement or any suit, action or proceeding relating to an Agreement, (f) required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation by a regulatory entity with jurisdiction over one or both of the parties; or (g) disclosed upon prior written notice to and consent from the other party. Recipient will take reasonable precautions in accordance with procedures it follows with respect to its own important confidential information to prevent unauthorized disclosure of the Confidential Information. Notwithstanding anything contained herein to the contrary, the provisions of this Confidentiality Provision shall survive any termination or expiration of an Agreement for a period of three (3) years.

         For the avoidance of doubt, Section 10.6 of the Global Custody Agreement set forth on Exhibit A attached hereto is deleted and is hereby replaced with this Confidentiality Provision.

JP MORGAN CHASE BANK,                   EACH OF THE FUNDS THAT ARE PARTY TO
NATIONAL ASSOCIATION                    THE AGREEMENTS LISTED ON EXHIBIT A
                                        ATTACHED HERETO

By: ELLEN E. CRANE                      By: RICHARD M. HISEY
    --------------                          ---------------------------------
Name:  Ellen E. Crane                   Name:  Richard M. Hisey
Title:    Vice President                Title: Treasurer of Each of the Funds
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                                   EXHIBIT A

                               LIST OF AGREEMENTS

1. Securities Lending Authorization Agreement, dated October 27, 1999, among the entities identified on Schedule B attached thereto, on behalf of their series, as applicable (each a Fund ), and JP Morgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank).

2. Global Custody Agreement, dated July 2, 2001, among the customers identified on Exhibit A thereto as JPMorgan Portfolios and JPMorgan Chase Bank, N.A. (formerly known as JP Morgan Chase Bank).

3. Global Custody Agreement, dated June 11, 2004, between JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) and each of MFS Core Plus Research Fixed Income LLC, MFS Global Equity LLC and MFS Emerging Markets Debt LLC.

4. Administrative Services Agreement, dated June 11, 2004, with the same parties as in 3 immediately above.